Form of
Pricing Opinion of Welco Securities, Inc.

Welco Securities, Inc.
P.O. Box 688
101 West City, Avenue, Suite 2130
Bala Cynwyd, PA 19004-9967


Date:


Tom Turner, President
Metropolitan Investment Securities, Inc.
917 W. Sprague Avenue
Spokane, Washington 99210

Re:	Summit Securities, Inc., Offering of $40,000,000 in
		Principal Amount of Investment Certificates, Series A

Dear Mr.Turner:

	This letter will serve to confirm our engagement as a "qualified independent underwriter" as that term is defined in Sections 2(l)
(1) through (7) of Schedule E to the NASD bylaws, as amended
("Schedule E").

	Based upon our review of the registration statement, and the performance of "due diligence" as required in Section 3 (c) (1) to Schedule E, it appears that the yields on the Certificates (which are based upon the computation set forth in Exhibits A and B to the Agreement to Act as "Qualified Independent Underwriter" dated
                         , which is filed as Exhibit 1(b)(i) to
the registration statement referred to hereafter,) are no lower than those which we would recommend.

	We hereby consent to the use of our name as a "qualified
independent underwriter," in the Registration Statement (SEC File
No. 33-                 ).

					Very truly yours,

					WELCO SECURITIES, INC.



					By:
________________________________________
						Kenneth S. Shapiro, President

cc: National Association of Securities Dealers, Inc.